Commission Schedule – StarStream℠ Variable Annuity Series

Effective January 1, 2026

Commissions for purchaser 0-80
Option	1	2	3	4
Initial Premium	7.00%	5.00%	3.50%	2.00%
Trails	0.00%	0.50%	0.75%	1.00%
Commissions for purchaser 81-85
Option	1	2	3	4
Initial Premium	3.25%	2.00%	1.25%	0.60%
Trails	0.00%	0.50%	0.75%	0.60%

Note: Larger firms require levelized compensation on variable annuity products, which will supersede the commissions that are presented above. AuguStar will adhere to required firm compensation guidelines. As examples:

Cetera

Commissions for purchaser 0-80
Option	1	2	3
Initial Premium	5.50%	3.50%	2.00%
Trails	0.25%	0.75%	1.00%
Commissions for purchaser 81-85
Option	1	2	3
Initial Premium	2.75%	3.50%	1.00%
Trails	0.25%	0.75%	1.00%

Osaic

Commissions for purchaser 0-80
Option	1	2	3	4	5
Initial Premium	7.00%	5.50%	4.50%	3.50%	2.00%
Trails	0.00%	0.25%	0.50%	0.75%	1.00%
Commissions for purchaser 81-85
Option	1	2	3	4	5
Initial Premium	3.50%	2.50%	1.75%	1.00%	n/a
Trails	0.00%	0.25%	0.50%	1.00%	n/a

LPL

Commissions for purchaser 0-80
Option	1	2	3	4
Initial Premium	7.00%	5.50%	3.50%	2.00%
Trails	0.00%	0.25%	0.75%	1.00%
Commissions for purchaser 81-85
Option	1	2	3	4
Initial Premium	3.50%	2.50%	1.75%	1.00%
Trails	0.00%	0.25%	0.50%	1.00%

Form ICC25-VA-1 – 8-20-25

The commission option selected at contract issue will be used to determine the rate paid on that contract. If no selection is made, the default option will be Option 1.

There will be a 100% chargeback of commissions if the contract is not taken during the free look period. There will be a 100% chargeback of commissions in the case of an annuitant death within the first 6 months after the issuance of the annuity contract and a 50% commission chargeback if the annuitant's death occurs within the second 6 months after the issuance of the annuity contract. After the free look period for Full Surrenders, there will be a 100% chargeback of all commission if processed within the first 6 months after the issuance of the annuity contract and a 50% chargeback of all commission if processed during the second 6 months after the issuance of the annuity contract. After the free look period, for Partial Surrenders (cumulative withdrawals exceeding the free amount) there will be a 100% chargeback of commission on the excess withdrawal amount during the first 6 months after the issuance of the annuity contract and a 50% chargeback of commission on the excess withdrawal amount processed during the second 6 months after the issuance of the annuity contract.

Company reserves the right to adjust commissions on annuity contracts annuitized during the first contract year.

Trail rate shown is the annual trail rate. Trails are paid quarterly, beginning in the contract’s 15th month and are calculated based on the average of the contract value on the quarterly anniversary and the contract value 90 days prior. Note: Many firms require payment of trails to be monthly, which will require us to make monthly trail payments.

Payment of MAP will be included and will be specific to each firm. MAP amounts will be determined based multiple components calculated on a periodic basis, including account values and total AUM.

Form ICC25-VA-1 – 8-20-25